EXHIBIT 11


                         THERMO INSTRUMENT SYSTEMS INC.
                       COMPUTATION OF EARNINGS PER SHARE


                                                     Year Ended
                                       January 1,     January 2,   December 28,
                                          1994           1993          1991
                                       ----------    -----------   ------------
Computation of Fully
 Diluted Earnings per Share:

Income:
 Net income                            $44,764,000   $33,130,000    $24,837,000

 Add:  Convertible obligation
  interest, net of tax                   4,016,000     3,905,000      1,148,000
                                       -----------   -----------    -----------
 Income applicable to common stock
  assuming full dilution (a)           $48,780,000   $37,035,000    $25,985,000
                                       -----------   -----------    -----------
Shares:
 Weighted average shares outstanding    44,909,660    43,261,257     40,629,612

 Add: Shares issuable from assumed
  conversion of convertible
  obligations                            6,589,803     6,279,297      3,404,898

 Shares issuable from assumed
  exercise of options
  (as determined by the application
  of the treasury stock method)            365,345       661,225        773,535
                                       -----------   -----------    -----------
 Weighted average shares
  outstanding, as adjusted (b)          51,864,808    50,201,779     44,808,045
                                       -----------   -----------    -----------
Fully diluted earnings per share
(a) / (b)                              $      0.94   $      0.74    $      0.58
                                       ===========   ===========    ===========
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